Exhibit 10.3

DISTRIBUTORSHIP AGREEMENT

THIS DISTRIBUTORSHIP AGREEMENT (“Agreement”) is entered into as of this 23rd day of January, 2003, by and between Don Marcos Trading Co., a Florida corporation, (“Distributor”) and Don Marcos Coffee Company, S.A., a Costa Rica corporation (“Supplier”). Distributor and Supplier may sometimes be referred to individually as the “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Supplier is engaged in the manufacture, production, and supply of coffee (the “Products”) and desires to grant Distributor the exclusive right to sell and distribute the Products within the Territory (as defined in Section 1.02) on the terms and conditions set forth below; and

WHEREAS, Distributor possesses the ability to promote the sale of the Products and desires to develop demand for and sell the Products within the Territory; and

WHEREAS, Supplier is the owner of all right, title, and interest in and to the trademark “Don Marcos,” (the “Mark”), as more fully defined below; and

WHEREAS, Distributor desires to acquire, in accordance with the terms and conditions of this Agreement the exclusive license to use the Mark as set forth below.

NOW THEREFORE, in consideration of the foregoing Recitals which are incorporated into the operative provisions of this Agreement by this reference, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1.
GRANT OF DISTRIBUTION RIGHTS

1.01    Exclusive Grant. On the terms and subject to the conditions contained herein, Supplier hereby grants to Distributor the exclusive right to sell and distribute Products in the Territory. Distributor accepts the appointment to market, sell, and distribute Products in the Territory, and shall use its best efforts to promote the sale and distribution of Products in the Territory. During the term of this Agreement, Supplier shall not, either directly or indirectly, appoint or use any person or entity other than Distributor for the marketing, sale or distribution of Products in the Territory.

1.02    Territory. For purposes of this Agreement “Territory” shall mean the United States and all other countries and regions of the world.

1.03    Products. For purposes of this Agreement “Products” shall mean all products manufactured, produced, or sold by Supplier.

1.04    Subdistributors. Distributor may appoint subdistributors within the Territory for the distribution and sale of Products within the Territory.

ARTICLE 2.
PRICE AND TERMS

2.01    Price. The Products and their prices shall be as set forth on Exhibit A. Supplier shall have the right in its sole discretion to change, discontinue, or add to the Products or to change any price for a Product listed on Exhibit A by providing Distributor with thirty (30) days prior written notice of such change. A price increase shall not apply to orders placed by Distributor before the notice date of the price increase, unless such order requests delivery more than thirty (30) days after the date of acceptance of the order. Distributor shall not be bound to sell Products to its customers at the prices specified on Exhibit A, or at any other prices suggested by Supplier.

2.02    Orders. Each order submitted by Distributor shall be for no less than two hundred dollars ($200) of Products. Distributor shall order Products from Supplier by written purchase order specifying, at a minimum, the Products ordered, the price for the Products, and the requested delivery date. Supplier shall use its best efforts to deliver the Products by the delivery date stated in the purchase order, and shall advise Distributor in advance of any inability to make timely delivery of any Products ordered by Distributor.

2.03    Payment. Distributor shall pay Supplier for Products in cash or immediately available funds Net 30 days from date of Distributor’s receipt of Products. Distributor’s payments for Products shall be in U.S. dollars unless the Parties have agreed to payment in another currency.

2.04    Taxes. Distributor shall be solely responsible for the payment of any tax, duty or other charge imposed by any state, locality or other governmental entity in relation to the sale, transportation, manufacture, ownership, distribution or use of Products.

2.05    Delivery. Supplier shall deliver all goods to Distributor’s designated carrier for transportation to Distributor’s designated destination. All costs of transportation shall be borne by Distributor, and all risks of loss or damage shall pass to Distributor when the goods are delivered to Distributor at Distributor’s destination.

ARTICLE 3.
TERM AND TERMINATION

3.01    Term. This Agreement shall commence on the date first written above (the “Effective Date”) and shall extend for a period of five years. Following the initial term, this Agreement shall be renewed automatically in five year terms, with no further action of the Parties necessary, unless either Party terminates by written notice to the other no less than ninety days before the end of a term.

3.02    Termination. In the event that either Party is in default of any term or condition of this Agreement or fails to perform any obligation under this Agreement and such default or failure continues unremedied for fifteen (15) days after receipt of written notice, the other Party may terminate the Agreement on written notice.

3.03    Automatic Termination. This Agreement terminates automatically, with no further act or action of either Party, if a receiver is appointed for the other Party or its property, or the other Party makes an assignment for the benefit of its creditors, or any proceedings are commenced by, for or against the other Party under any bankruptcy, insolvency or debtor's relief law, or Supplier is liquidated or dissolved.

3.04    Effect of Termination. In the event of termination, this Agreement shall remain applicable to any orders for Products that Distributor has previously placed and to any other orders that may be executed subsequent to the effective date of termination.

ARTICLE 4.
INSPECTION AND WARRANTY

4.01    Inspection. Distributor shall inspect the Products immediately on their arrival and shall within thirty (30) days of their arrival give written notice to Supplier of any claim that the Products are defective, damaged or in short supply. If Distributor shall fail to give such notice, the Products shall be deemed to conform with the terms of the Agreement, and Distributor shall be bound to accept and pay for the Products in accordance with the terms of the Agreement. Supplier shall have the option in its sole discretion to request either the return or the destruction of any Product found upon inspection to be damaged or defective. Returns of defective or damaged Products shall be at Supplier’s expense. Supplier shall replace any such defective or damaged products or make whole any short shipment within thirty (30) days of Distributor’s written notice. Replacement Products shall be shipped to Distributor at Supplier’s expense.

4.02    Limited Warranty. Supplier warrants that the Products shall be free of defects in materials and workmanship for a period of one year from date of delivery to Distributor. THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES EXPRESSED OR IMPLIED INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

4.03    Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES, INCLUDING LOST PROFITS, SUSTAINED OR INCURRED IN CONNECTION WITH THE PRODUCTS OR CAUSED BY PRODUCT DEFECTS, REGARDLESS OF THE FORM OF ACTION, WHETHER BY BREACH OF CONTRACT OR TORT, INCLUDING NEGLIGENCE AND STRICT LIABILITY OR OTHERWISE, AND WHETHER OR NOT SUCH DAMAGES WERE FORESEEN OR UNFORESEEN.

4.04    Indemnifications. Distributor shall defend, indemnify and hold Supplier harmless from and against any and all claims, costs, damages and liabilities (including attorneys’ fees) incurred by Supplier as a result of any breach of this Agreement by Distributor or any negligence by Distributor, its employees or agents. Supplier shall defend, indemnify and hold Distributor harmless from and against any and all claims, costs, damages and liabilities (including attorneys’ fees) incurred by Distributor in relation to any breach of this Agreement by Supplier, any negligence of Supplier, any claims of product liability, or any claims that a Product violates the copyright, trademark or trade secret rights of any third party. Such defense, indemnification, and holding harmless shall include direct payment or immediate reimbursement of all reasonable legal fees and other costs incurred by the indemnified Party and its attorneys in defending against any such claims.

ARTICLE 5.
GENERAL TERMS

5.01    Assignment. This Agreement may not be transferred or assigned by either Party without the prior written consent of the other Party. Subject to the foregoing, the provisions of this Agreement shall inure to the benefit of the Parties’ successor and assigns.

5.02    Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of California, notwithstanding any choice of law provisions to the contrary.

5.03    Jurisdiction. The parties submit to the jurisdiction of the Courts of the County of Orange, State of California or a Federal Court empanelled in the State of California for the resolution of all legal disputes arising under the terms of this Agreement, including, but not limited to, enforcement of any arbitration award.

5.04    Authority. Each Party executing this Agreement warrants his authority to execute this Agreement.

5.05    Relationship of the Parties. Distributor’s relationship with Supplier during the term of this Agreement shall be that of an independent contractor. Neither Party shall have any authority, express or implied, to assume or create any obligations, responsibility, or liability on behalf of the other or to bind the other in any way whatsoever. Each Party shall conduct its business in its own name and be solely responsible for its acts, conduct and expenses, and the acts, conduct and expenses of its employees and agents.

5.06    Notices. Any notice, request, instruction, or other document required by the terms of this Agreement, or deemed by any of the Parties hereto to be desirable, to be given to any other party hereto shall be in writing and shall be given by personal delivery, overnight delivery, or mailed by registered or certified mail, postage prepaid, with return receipt requested, to the addresses of the Parties as follows:

(a)	To: “Supplier”	Don Marcos Coffee Company, S.A. POB 1217-1007 Centro Colon Costa Rica Attn: Mark E. Tupper

(b)	To: “Distributor”	Don Marcos Trading Co. 140 Royal Palm Way, Suite 202 Palm Beach, Florida 33480 Attn: Earl T. Shannon, President

(c)	With Copy To:	Oswald & Yap 16148 Sand Canyon Avenue Irvine, California 92618 Fax: (949) 788-8980 Attn: Lynne Bolduc, Esq.

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. If notice is given by personal delivery or overnight delivery in accordance with the provisions of this Section, said notice shall be conclusively deemed given at the time of such delivery provided a receipt is obtained from the recipient. If notice is given by mail in accordance with the provisions of this Section, such notice shall be conclusively deemed given upon receipt and delivery or refusal.

5.07    Attorneys’ Fees. If any legal action, arbitration or proceeding is brought for the enforcement of this Agreement or in relation to this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and other costs incurred, in addition to any other relief to which such Party may be entitled.

5.08    Nonwaiver. The failure of either Party at any time to require performance of the other Party of any provision of this Agreement shall not affect in any way the full right to require such performance at any time thereafter.

5.09    Entire Agreement. This Agreement constitutes the complete and entire Agreement between Supplier and Distributor, and there are no other oral agreements, understandings, representations or warranties, express or implied, between the Parties. No modification or amendment of this Agreement shall be binding upon the Parties unless executed in writing by the Parties hereto.

5.10    Independent Counsel. The Parties hereby acknowledge and agree that they have had the opportunity to have this Agreement reviewed by their own independent counsel and therefore agree that this Agreement shall be deemed to have been jointly drafted and shall not be construed in favor of or against either Party.

5.11    Severability. The provisions of this Agreement shall be severable. In the event that any provision is held to be invalid, void or otherwise unenforceable, by a court or arbitration panel of competent jurisdiction, the remaining provisions shall remain enforceable to the fullest extent permitted by law.

5.12    Counterparts. This agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

5.13    Facsimile Signatures.  The Parties hereto agree that this Agreement may be executed by facsimile signatures and such signatures shall be deemed originals. The Parties further agree that within ten days following the execution of this Agreement, they shall exchange original signature pages.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.

DISTRIBUTOR: Don Marcos Trading Co. a Florida corporation	SUPPLIER: Don Marcos Coffee Company, S.A., a Costa Rica corporation

/s/ Earl T. Shannon By: Earl T. Shannon Its: President	/s/ Mark E. Tupper By: Mark E. Tupper Its: President

Exhibit A

PRODUCTS AND PRICE LIST

Product	Price